SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                            (Amendment No. ------------)



                     Centerpoint Properties Corp.
------------------------------------------------------------------------
                         (Name of Issuer)



                               Common
------------------------------------------------------------------------
                     (Title of Class of Securities)



                                151895109
------------------------------------------------------------------------
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other previsions of the Act (however, see the Notes)





CUSIP NO.  151895109                13G                        Page 2 of 2 Pages
           ---------                                               ---  ---

1.  NAME OF REPORTING PERSON
    S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Davis Selected Advisers, L.P.
          85-036-0310



2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                                (b)  /_/




3.  SEC USE ONLY




4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          Colorado Limited Partnership




  NUMBER OF       5.  SOLE VOTING POWER
   SHARES                1,172,450
  BENEFICIALLY
   OWNED BY
    EACH           6.  SHARED VOTING POWER
  REPORTING                -0-
   PERSON
    WITH
                   7.  SOLE DISPOSITIVE POWER
                          1,172,450


                   8.  SHARED DISPOSITIVE POWER
                           -0-



9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,172,450


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.1%



12.  TYPE OF REPORTING PERSON*
            IA Investment Advisor



                              SCHEDULE 13 G


            DAVIS SELECTED ADVISERS. L.P.
            -----------------------------
            UNDER THE SECURITIES EXCHANGE ACT OF 1934



Item 1 (a)  NAME OF ISSUER
            --------------
            Centerpoint Properties Corp.



Item 1(b)  ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
           ----------------------------------------------
           Centerpoint Properties Corp.
           401 North Michigan Avenue Suite 3000
           Chicago, IL  60611



Item 2(a)  NAME OF PERSON FILING
           ---------------------
           Davis Selected Advisers, LP for
           Selected American Shares
           Davis Convertible Securities Fund
           Davis Real Estate Securities Fund



Item 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE
            ------------------------------------
            P.O. Box 1688
            124 East March Street
            Santa Fe, NM  87501



Item 2(c)  CITIZENSHIP
           ----------
           Colorado Limited Partnership



Item 2(d)  TITLE OF CLASS OF SECURITIES
           ----------------------------
           COMMON



Item 2(e)  CUSIP NUMBER
           ------------
           151895109



Item 3     FIELD PURSUANT TO RULE 13D-1 (b)
           --------------------------------
           (e) (X) Investment Adviser registered under Section 203 of the Investment Advisers Act of 19140

Item 4     OWNERSHIP
           ---------
           (a)  Amount beneficially owned                           1,172,450
                Selected American Shares                            1,051,194
                Davis Convertible Securities Fund                      64,656
                Davis Real Estate Securities Fund                      56,600


           (b)  Percent of class7.1%
                Selected American Shares6.4%
                Davis Convertible Securities Fund.4%
                Davis Real Estate Securities Fund.3%


           (c)  Number of shares as to which such person has:
                (I)  sole power to vote or to direct the vote
                          Davis Selected Advisers, L.P.             1,172,450

               (ii)  shared power to vote to direct the vote           N/A

              (iii)  sole power to dispose or to direct
                     the disposition of
                          Davis Selected Advisers, L.P.              1,172,450

               (iv)  shared power to dispose or to direct
                     the disposition of                                N/A


Item 5   Not applicable
         --------------

Item 6   Not Applicable
         --------------

Item 7   Not Applicable
         --------------

Item 8   Not Applicable
         --------------

Item 9   Not Applicable
         --------------

Item 10  CERTIFICATION
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     SIGNATURE
     ---------
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     January 29, 1997
        (Date)


---------------------------------------
      (Signature)

Carl R. Luff     President